UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 18, 2007
ITT CORPORATION
(Exact name of registrant as specified in its charter)

Indiana	1-5672	13-5158950
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4 West Red Oak Lane
White Plains, New York	10604
(Address of principal executive offices)	(Zip Code)
(914) 641-2000
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On July 10, 2007, ITT Corporation (the “Company”) entered into a Separation Memorandum (subject to a seven day rescission period) with George E. Minnich, (the “Memorandum”) which confirms that Mr. Minnich’s ceased being the Company’s Chief Financial Officer, effective June 30, 2007 and will resign as a Senior Vice President of the Company, effective July 31, 2007. A copy of the Memorandum and accompanying Separation Agreement and General Release of Claims (“Release”) is filed with this report as Exhibit 10.1 and is incorporated herein by reference. The following summary of the Memorandum and Release is qualified in its entirety by reference to the text of the Memorandum and Release.
Under the Memorandum and Release, and subject to the terms and conditions set forth in those documents, the Company and Mr. Minnich have agreed to, among other items, the following:
Service — Mr. Minnich will continue to be employed as an active, full time employee through July 31, 2007 (the “Termination Date”), at which time his active service shall terminate. He will receive his current annual base salary of $490,000 through the Termination Date. Until the Termination Date, Mr. Minnich will work with the Chief Financial Officer to transition responsibilities and will provide such assistance with other matters as the Chairman of ITT may request.
Severance Pay — Mr. Minnich will be eligible for 24 months of severance payments under the terms of his employment letter dated May 31, 2005, after the Termination Date and subject to the terms of the Company’s Senior Plan.
Except as specifically set forth for purposes of the various benefit, equity and incentive plans discussed in the Memorandum (other than the Qualified Plans and the ITT Deferred Compensation Plan), Mr. Minnich’s separation date will be deemed to be the earlier of (i) July 31, 2009, (ii) the date he becomes a full time employee with any business or entity that competes directly with ITT or (iii) the date he engages in any disqualifying conduct as defined in the Senior Plan (referred to hereinafter as the “Severance End Date”).
Lump Sum Payment — In accordance with Mr. Minnich’s offer of employment dated May 31, 2005, he will receive a payment in the amount of $515,000 to be paid in a lump sum six months following his Termination Date.
Annual Incentive (Bonus) — Mr. Minnich will be eligible for a pro rata incentive bonus award under the 1997 Annual Incentive Plan for Executive Officers for performance year 2007 based on the number of full months of active service in 2007 as a percent of the full year, subject to Company performance and approval by the Compensation and Personnel Committee of the ITT Board of Directors (the “Committee”).

Stock Option Awards — Until Mr. Minnich’s Severance End Date, he may exercise stock options to the extent such stock options are currently exercisable or become exercisable prior to the Severance End Date (provided that no stock option shall be exercisable beyond its original full term). Option vesting dates are calculated based on Mr. Minnich’s employment period continuing until the Severance End Date. The exercise of Mr. Minnich’s options will be in accordance with the terms of the 2003 Equity Incentive Plan and the applicable Administrative Rules and Regulations in effect at the time of exercise.
Restricted Stock Award:
Mr. Minnich’s 2006 restricted stock award will vest ratably on a monthly basis between the grant date and March 6, 2009, unless the Severance End Date occurs prior to March 9, 2009.
Mr. Minnich’s 2007 restricted stock award that was subject to cliff vesting on March 7, 2010 is modified to provide for ratable vesting on a monthly basis between the grant date and March 7, 2010, unless the Severance End Date occurs prior to March 7, 2010.
Special Restricted Stock Award:
Mr. Minnich was awarded a special restricted stock award of 20,000 shares on July 1, 2005. The restrictions on any unvested shares under the special restricted stock award will be waived in full upon the Termination Date and upon payment to the company of taxes due on such shares, as provided in Mr. Minnich’s Employment Letter.
Long-Term Incentive Plan (TSR Awards):
Mr. Minnich’s 2005 Target Award of $500,000 is subject to a 36-month performance period, January 1, 2005 through December 31, 2007. Because Mr. Minnich will cease active service prior to the end of the performance period, that award will be forfeited in full as provided by the terms and conditions of that award.
Under the 2006 and 2007 TSR awards, Mr. Minnich will be eligible to receive payment for his outstanding 2006 and 2007 TSR awards, following the completion of the applicable performance period. Payments under the 2006 and 2007 TSR awards, if any, will be based on the number of full months of active employment and full months after the Termination Date but before the Severance End Date. Any payment for the 2006 and 2007 awards will be prorated on that basis over the 36-month performance period.
Release
Mr. Minnich also agrees to enter into a general release with respect to and including ITT, its past and present officers, directors, shareholders, agents, representatives, administrators, employees, and benefit plans (collectively “Releasees”) from any and all claims which Mr. Minnich may have had in the past, may have now, or may in the future claim to have against Releasees arising with respect to any incident, event, act or omission occurring at any time prior to my signing of this Release.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits

10.1	Minnich Separation Memorandum and Separation Agreement and General Release of Claims

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITT CORPORATION
Date: July 19, 2007	By:	/s/ Kathleen S. Stolar
Kathleen S. Stolar
	Its:	Vice President, Secretary and Associate General Counsel

Exhibit 10.1
     Minnich Separation Memorandum and Separation Agreement and General Release of Claims